EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (No. 333-140991) on Form S-8 of our report dated June 18, 2026, relating to the financial statements and supplemental schedules, appearing in this Annual Report on Form 11-K of the Crown Cork & Seal Company, Inc. 401(k) Retirement Savings Plan for the year ended December 31, 2025.

/s/ WithumSmith+Brown, PC

Whippany, New Jersey
June 18, 2026